Exhibit 99.1

Report of Independent Auditors

To the Board of Directors and Management of
Butler Group Holdings, Inc.

We have audited the accompanying consolidated financial statements of Butler Group Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and December 31, 2016 and the related consolidated statements of operations, consolidated statements of shareholders’ equity, and consolidated statements of cash flows for the years ended December 31, 2017, December 31, 2016 and December 31, 2015.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Butler Group Holdings, Inc. and its subsidiaries as of December 31, 2017 and December 31, 2016, and the results of their operations and their cash flows for the years ended December 31, 2017, December 31, 2016, and December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 15 to the consolidated financial statements, Butler Group Holdings, Inc. has entered a definitive agreement to be acquired by Inovalon Holdings, Inc., which closed on April 2, 2018. Our opinion is not modified with respect to this matter.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
April 23, 2018

Butler Group Holdings, Inc.
Consolidated Balance Sheets
December 31, 2017 and 2016
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	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$21,285,694	$12,510,198
Accounts receivable, net	16,778,224	15,823,065
Income tax receivable	2,255,489	1,766,961
Prepaid expenses and other current assets	5,260,586	4,451,101
Total current assets	45,579,993	34,551,325
Property and equipment, net	3,366,178	5,095,477
Intangible assets, net	135,797,038	153,664,314
Goodwill	512,092,574	495,656,612
Other long-term assets	3,825,054	1,959,863
Total assets	$700,660,837	$690,927,591
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,316,277	$2,007,102
Accrued liabilities	9,562,013	8,281,846
Current portion of long-term debt	2,343,515	399,403
Deferred revenue, current portion	9,618,671	9,987,278
Other current liabilities	1,682,371	1,785,961
Total current liabilities	24,522,847	22,461,590
Deferred revenue, less current portion	458,919	398,465
Long-term debt, less current portion	512,574,462	378,933,461
Other long-term liabilities	4,841,064	2,872,403
Deferred tax liabilities	19,859,237	46,429,677
Total liabilities	562,256,529	451,095,596
Commitments and contingencies (Note 13)
Shareholders' equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued and outstanding as of December 31, 2017 and 2016	—	—
Common stock, $0.01 par value, 70,000,000 shares authorized; 59,106,616 shares issued and outstanding at December 31, 2017; 57,814,476 shares issued and outstanding at December 31, 2016	591,066	578,145
Additional paid-in capital	204,043,234	307,239,815
Accumulated deficit	(66,229,992)	(67,985,965)
Total shareholders' equity	138,404,308	239,831,995
Total liabilities and shareholders' equity	$700,660,837	$690,927,591
The accompanying notes are an integral part of these consolidated financial statements.

Butler Group Holdings, Inc.
Consolidated Statements of Operations
December 31, 2017, 2016 and 2015
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	Year Ended December 31,
	2017	2016	2015
Net revenue	$139,839,166	$127,148,966	$115,534,836
Cost of revenue (exclusive of amortization or impairments of acquired and capitalized internal-use software)	20,513,658	20,616,580	19,037,414
Selling, general and administrative expenses	54,489,587	57,038,859	48,057,912
Research and development	8,175,562	8,709,866	11,969,862
Amortization of intangible assets	20,747,386	24,794,637	27,421,443
Amortization of acquired and capitalized internal-use software	14,358,508	20,217,859	19,476,666
Acquisition and integration expenses	1,785,548	1,014,872	1,043,205
Lease exit costs and impairment losses	143,838	2,067,442	—
Change in contingent consideration valuation	4,203,423	—	—
Operating income (loss)	15,421,656	(7,311,149)	(11,471,666)
Interest income	18,319	191,860	787,474
Interest expense	(28,979,397)	(28,363,181)	(28,569,186)
Loss on extinguishment of debt	(9,160,195)	—	—
Amortization of deferred financing costs	(1,650,833)	(1,682,355)	(1,682,355)
Loss before income taxes	(24,350,450)	(37,164,825)	(40,935,733)
Income tax benefit (Note 11)	(26,106,423)	(14,077,570)	(14,958,645)
Net income (loss) from continuing operations	1,755,973	(23,087,255)	(25,977,088)
Gain (loss) from discontinued operations, net of taxes of $0, $33,363 and $962,621, respectively (Note 4)	—	48,309	(1,530,562)
Net income (loss)	$1,755,973	$(23,038,946)	$(27,507,650)
The accompanying notes are an integral part of these consolidated financial statements.

Butler Group Holdings, Inc.
Consolidated Statements of Shareholders' Equity
December 31, 2017, 2016 and 2015
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	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balances as of December 31, 2014	$563,341	$291,930,666	$(17,439,369)	275,054,638
Repurchase of common stock	(1,000)	(499,000)	—	(500,000)
Issuance of common stock to related parties and stock option exercises	5,969	1,292,008	—	1,297,977
Stock-based compensation	—	7,444,968	—	7,444,968
Net loss	—	—	(27,507,650)	(27,507,650)
Balances as of December 31, 2015	568,310	300,168,642	(44,947,019)	255,789,933
Issuance of common stock related to stock option exercises	3,835	339,726	—	343,561
Issuance of stock for acquisitions (Note 3)	6,000	2,994,000	—	3,000,000
Stock-based compensation	—	3,613,777	—	3,613,777
Excess tax benefit related to stock-based compensation	—	123,670	—	123,670
Net loss	—	—	(23,038,946)	(23,038,946)
Balances as of December 31, 2016	578,145	307,239,815	(67,985,965)	239,831,995
Issuance of common stock to related parties and stock option exercises	1,887	1,203,323	—	1,205,210
Issuance of common stock for acquisitions (Note 3)	5,517	3,801,379	—	3,806,896
Issuance of common stock for contingent consideration agreement (Note 3)	5,517	3,911,723	—	3,917,240
Stock-based compensation	—	3,776,731	—	3,776,731
Dividends ($1.75 per share)	—	(103,436,578)	—	(103,436,578)
Nonforfeitable cash payments to vested option holders (Note 9)	—	(12,453,159)	—	(12,453,159)
Net income	—	—	1,755,973	1,755,973
Balances as of December 31, 2017	$591,066	$204,043,234	$(66,229,992)	$138,404,308
The accompanying notes are an integral part of these consolidated financial statements.

Butler Group Holdings, Inc.
Consolidated Statements of Cash Flows
December 31, 2017, 2016 and 2015
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	2017	2016	2015
Cash flows from operating activities
Net income (loss)	$1,755,973	$(23,038,946)	$(27,507,650)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	2,067,169	2,439,369	2,270,763
Amortization of intangible assets	20,747,386	24,794,637	27,421,443
Amortization of acquired and capitalized internal-use software	14,358,508	20,217,859	22,448,166
Amortization of deferred financing costs	1,650,833	1,682,355	1,682,355
Loss on extinguishment of debt	9,160,195	—	—
Loss on disposal of assets	404,232	71,327	—
Lease exit costs and impairment losses	143,838	2,067,442	—
Accretion of discount on long-term debt	839,685	865,059	865,059
Bad debt expense	438,519	5,380,301	2,532,560
Deferred income taxes	(26,874,713)	(14,950,638)	(14,940,121)
Stock-based compensation expense	3,776,731	3,613,777	7,444,968
Change in fair value of contingent consideration	4,203,424	—	—
Net (decrease) increase in cash, excluding effects of acquisitions, due to changes in
Accounts receivable	(966,670)	(1,712,084)	(6,707,958)
Income taxes receivable	(756,507)	3,717,209	19,585,244
Prepaid expenses and other assets	(459,727)	(1,570,575)	123,929
Accounts payable	(714,627)	476,879	744,498
Accrued liabilities	1,366,104	1,097,749	(231,455)
Deferred revenue	(443,739)	(831,011)	(3,962,169)
Other liabilities	150,866	(806,934)	(22,690,851)
Total adjustments	29,091,507	46,552,721	36,586,431
Net cash provided by operating activities	30,847,480	23,513,775	9,078,781
Cash flows from investing activities
Purchases of property and equipment	(499,703)	(2,435,570)	(3,140,159)
Capitalized internal-use software development costs	(7,717,998)	(6,627,005)	—
Acquisitions, net of cash acquired	(21,426,504)	(11,813,566)	(6,017,534)
Investments in related party notes receivable	(434,340)	—	—
Payments on related party notes receivable	256,689	—	—
Payment on note receivable	—	3,500,000	—
Net cash used in investing activities	(29,821,856)	(17,376,141)	(9,157,693)
Cash flows from financing activities
Payments on long-term debt	(390,910,363)	(2,946,817)	(2,946,817)
Proceeds from issuance of long term debt	522,375,000	—	—
Payment of deferred financing costs	(7,530,237)	—	—
Proceeds from issuance of common stock and exercise of stock options	705,209	343,561	1,297,977
Repurchases of stock	—	—	(500,000)
Excess tax benefits	—	123,670	—
Cash dividends paid	(103,436,578)	—	—
Nonforfeitable cash payments to vested option holders	(12,453,159)	—	—
Net cash provided by (used in) financing activities	8,749,872	(2,479,586)	(2,148,840)
Net Increase (decrease) in cash and cash equivalents	9,775,496	3,658,048	(2,227,752)
Cash and cash equivalents
Beginning of year	12,510,198	8,852,150	11,079,902
End of year	$22,285,694	$12,510,198	$8,852,150
The accompanying notes are an integral part of these consolidated financial statements.

Butler Group Holdings, Inc.
Consolidated Statements of Cash Flows
December 31, 2017, 2016 and 2015
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	2017	2016	2015
Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the consolidated cash flows
Cash and cash equivalents	21,285,694	12,510,198	8,852,150
Restricted cash in prepaid expenses and other current assets	1,000,000	—	—
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	22,285,694	12,510,198	8,852,150

	2017	2016	2015
Supplemental disclosure of cash flow information
Cash paid (received) during the period for
Interest	$38,155,696	$29,965,680	$27,480,592
Income taxes	593,713	(2,972,256)	(20,764,847)
Noncash investing activities
Property and equipment additions in accounts payable	—	129,020	—
Purchase accounting adjustments to goodwill	—	258,475	—
Leasehold improvements additions financed by tenant allowances	65,545	565,363	—
Stock issued for acquisitions	3,806,896	3,000,000	—
Noncash financing activities
Stock issued to related party for note receivable	500,000	—	—
Stock issued for contingent consideration agreement	3,917,240	—	—
The accompanying notes are an integral part of these consolidated financial statements.

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
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1.	Nature of Business and Basis of Presentation
Butler Group Holdings, Inc. is a non-operating holding company that, through its wholly owned subsidiary, ABILITY Network Inc., is a leading information technology company headquartered in Minneapolis, Minnesota and provides software as a service to facilitate the sharing of confidential and proprietary information between organizations over open networks. The Company’s customers are primarily in the healthcare industry in the United States of America. As used herein, the terms “Butler”, “the Company,” “we,” or “our” refer to Butler Group Holdings, Inc. unless the context indicates otherwise.
Principles of Consolidation and Basis of Presentation
The consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The consolidated financial statements included herein were approved by management and available for issuance on April 23, 2018. Subsequent events have been evaluated through this date.

2.	Summary of Significant Accounting Policies
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to:

•	The collectability of the Company’s accounts receivable;

•	The fair value of assets acquired and liabilities assumed for business combinations;

•	The realizability of deferred income tax assets and liabilities;

•	The fair value of the Company’s stock based awards and related forfeiture rates;

•	The fair value of contingent consideration from acquisitions;

•	The capitalization and estimated useful life of internal-use software development costs; and

•	The valuation for purposes of the Company’s goodwill impairment testing.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains cash and cash equivalents in a financial institution and the balance may, at times, exceed federally insured limits.
Restricted Cash
Cash related to contractual obligations or restricted by management for specific use is classified as restricted and is included in prepaid expenses and other current assets on the consolidated balance sheets. The Company had $1.0 million of restricted cash related to a letter of credit which could not be liquidated as part of the debt restructure on December 13, 2017 and remained as of December 31, 2017 and did not have any restricted cash as of December 31, 2016.
Accounts Receivable
Accounts receivable represent primarily amounts due from customers and are stated net of estimated allowances, which primarily represent estimated amounts associated with the inability of certain customers to make required payments. When determining the allowance, the Company estimates the uncollectible amounts considering numerous factors, including historical trends and ongoing customer credit evaluations. Credit is granted in the normal course of business, generally without collateral or any other security, to support amounts due. See Note 5 for further information.
No customer accounted for more than 10% of consolidated revenue for the years ended December 31, 2017, 2016 and 2015, respectively. No single customer accounted for more than 10% of trade receivables as of December 31, 2017 and 2016, respectively.

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
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Property and Equipment, Net
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives. The Company provides for depreciation using the straight-line method. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the remaining lease term. In addition, the Company periodically reassesses the estimated remaining useful lives of its property and equipment. Estimated useful lives for purchased property and equipment are as follows:

Years
Computers	3-5
Furniture and equipment	5-7
Purchased software	3
Leasehold improvements	7
Property and equipment obtained as part of a business combination generally have shorter useful lives as compared to those for purchased property and equipment.
Research and Development and Internal-Use Software
Research and development costs, other than internal-use software, are expensed as incurred, and consist primarily of employee-related expenses. The Company capitalizes certain development costs related to upgrades and enhancements to its cloud platform when it is probable the expenditures will result in additional functionality. Such development costs are capitalized when the preliminary project stage is completed and it is probable that the project will be completed and the software will be used to perform the function intended. These capitalized costs include direct costs of services consumed in developing or obtaining internal-use software projects. Capitalization of these costs cease once the project is substantially complete and the software is ready for its intended purposes. Post-configuration training and maintenance costs are expensed as incurred. Capitalized internal-use software costs are amortized using a straight-line method over the estimated useful life of the software.
Intangible Assets, Net
Separately identifiable intangible assets are acquired in business acquisitions and are assets that represent future expected benefits but lack physical substance (e.g. customer relationships, acquired software, noncompetition agreements and trademarks). The Company’s intangible assets are initially recorded at their fair values. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. In addition, the Company periodically reassesses the estimated remaining useful lives of its intangible assets.
Estimated useful lives for finite-lived intangible assets are as follows:

Years
Trademarks	3
Customer relationships	5-17
Noncompetition agreements	3
Acquired and capitalized internal-use software	3-5
Long-Lived Assets and Costs Associated With Exit Activities
Finite-lived intangible and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant decrease in the market value of the business or asset, a significant adverse change in the extent or manner in which the business or asset is used or a significant adverse change in the business climate. If such events or changes in circumstances are present, the undiscounted cash flow method is used to determine whether the asset group that includes the finite-lived intangibles or long-lived asset is recoverable. Cash flows may include the estimated residual value of the asset and exclude any interest charges. If the carrying value of the asset group exceeds the undiscounted cash flows over the estimated remaining life of the primary asset, the asset group is not considered recoverable, and the carrying value of the asset or asset group is compared to its fair value to measure any impairment.
The present value of costs associated with vacated properties, primarily future lease costs (net of expected sublease income), are charged to earnings when use of the property ceases. Depreciation is accelerated on property and equipment expected to be retired when a decision is made to abandon a property.

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
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During 2016 the Company abandoned a leased office space that was assumed as part of a prior acquisition and was no longer being used. As a result, the Company recorded lease disposal costs of $1,861,716, which is included in lease exit costs and impairment losses on the consolidated statements of operations. This lease terminates in 2019. The corresponding lease payments are included in the future minimum lease table in Note 13. See Note 5.
There were no events requiring the Company to perform a recoverability test in the years ended December 31, 2017, 2016 and 2015 and as such no impairment charges were recorded for finite-lived intangible assets and other long-lived assets.
Goodwill
Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill is not amortized, but is subject to an annual impairment test. Tests are performed more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.
To determine whether goodwill is impaired, the Company performs a multi-step impairment test annually as of December 31, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. First, the Company can elect to perform a qualitative assessment of each reporting unit to determine whether facts and circumstances support a determination that their fair values are greater than the carrying values. If the qualitative analysis is not conclusive, or if the Company elects to proceed with quantitative testing, it will then measure the fair value of the reporting units and compare them to their aggregate carrying values, including goodwill. If the fair value is less than the carrying value of the reporting unit, then the implied value of goodwill would be calculated and compared to the carrying amount of goodwill to determine whether goodwill is impaired. The Company has determined it has one reporting unit.
The Company estimates its fair value using a combination of discounted cash flows and comparative market multiples. To determine the fair value, the Company must make assumptions about a wide variety of internal and external factors. Significant assumptions used in the impairment analysis include financial projections of free cash flow (including significant assumptions about operations and income taxes), long-term growth rates for determining terminal value, and discount rates.
Revenue Recognition
The Company derives revenue from subscription service fees from customers accessing the Company’s cloud-based software solutions. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured. Revenue does not include sales tax because the Company is a pass-through conduit for collecting and remitting sales taxes. The Company’s subscription services arrangements are generally noncancelable and do not provide for refunds to customers in the event of cancellations, are considered service contracts, and the customer does not have the right to take possession of the software.
Service fees are determined based on written price quotations or service agreements having stipulated terms and conditions that do not require management to make any significant judgments or assumptions regarding any potential uncertainties. The majority of revenues from services are derived from monthly billings for services rendered over the contractual period, which is typically one year. In the event the contractual period includes promotional incentives that extend the contractual period beyond one year, such revenues are recognized ratably over the contractual period. Service fees include annual subscription fees, fees for implementation or set-up, and transaction fees for transactions transmitted in accordance within a given customer’s price plan. Revenues from activation and set-up fees, which have no standalone value, are recognized over the estimated service usage period, typically three years.
Cost of Revenue
Cost of revenue is expensed as incurred. Cost of revenue consists primarily of expenses for employees who provide direct revenue-generating services to clients, including salaries, benefits, discretionary incentive bonus compensation, employment taxes, equity compensation costs, and severance. Cost of revenue also includes expenses associated with the integration and verification of data and other service costs incurred to fulfill the Company’s revenue contracts. Cost of revenue is presented excluding amortization of acquired and capitalized internal-use software, which is presented separately on the consolidated statements of operations.
Deferred Revenue
Deferred revenue includes amounts received from customers for which the revenue recognition criteria have not been met. Deferred revenue primarily consists of payments or partial payments received in advance of revenue recognition from subscription services. Deferred revenue that will be recognized during the succeeding 12-month period is included in deferred revenue, current portion on the consolidated balance sheets and the remaining portion is included in deferred revenue, less current portion.

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
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Deferred Commissions
Deferred commissions are the incremental costs that are directly associated with obtaining noncancelable subscription contracts with customers and consist of sales commissions paid to the Company’s sales force. The commissions are deferred and amortized over the estimated service usage period which ranges from 18 to 36 months. The commission payments are paid in full the month after the sale is contracted. The deferred commission amounts are typically recoverable from the Company’s sales force in the event of a customer nonpayment or termination within six months of the initial sale. Amortization of deferred commissions is included in selling, general and administrative expense in the accompanying consolidated statements of operations. See Note 5.
Acquisition and Integration Expenses
Acquisition and integration expenses are the costs related to acquiring and transitioning acquired businesses and are expensed as incurred. Acquisition costs include advisory, legal, accounting, valuation, or consulting fees. Integration costs include restructuring and other costs to transition the acquired business. Acquisition and integration expenses are included within operating expenses in the consolidated statements of operations.
Deferred Financing Costs
The various components of deferred financing costs are being amortized using the effective interest rate method over the estimated remaining term of the related debt for the term loans. See Note 8.
Stock Based Compensation
Stock-based compensation awards classified as equity awards are measured at fair value at the date of grant and expensed over their vesting or service periods. The Company recognizes compensation expense based on estimated grant date fair values for all share-based awards issued to employees and directors. See Note 9.
Advertising Costs
The Company expenses advertising costs when incurred. Total advertising expenses were $1,142,520, $827,530, and $630,610 for the years ended December 31, 2017, 2016 and 2015, respectively.
Income Taxes
The Company accounts for income taxes using the asset and liability method that requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.
The Company takes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of the available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.
As a result of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which was signed into law on December 22, 2017 and is effective January 1, 2018, as required by GAAP, the Company re-measured the ending deferred tax assets as of December 31, 2017, to reflect the decrease in the federal corporate tax rate. This remeasurement resulted in a tax benefit. See Note 11.
Segments
The Company operates its business as one operating segment. The Company develops and provides software as a service to facilitate the sharing of confidential and proprietary information between organizations over open networks. The Company derives substantially all of its revenue from the sale and support of one group of similar products and related services. Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision maker (“CODM”), in deciding how to allocate resources and in assessing performance. In the process of allocating resources and assessing performance, the Company’s CODM, its chief executive officer, reviews financial information presented on a consolidated basis.
Recently Adopted Accounting Standards
In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
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statement of cash flows. The Company adopted this standard as of January 1, 2017 and applied the new guidance on a prospective basis. Excess tax benefits on exercised stock options that were previously credited to equity now increase the current income tax benefit. The change in accounting for excess tax benefits increased the current income tax benefit and net earnings for the year by $3,341,597. Excess tax benefits for share-based payments are now included in net operating cash rather than net financing cash in the Consolidated Statements of Cash Flows.
In November 2016, the FASB issued ASU No. 2016-18, “Restricted Cash”, which provides guidance on the classification of restricted cash to be included within cash and cash equivalents when reconciling the beginning of period and end of period total amounts on the statement of cash flows. This ASU becomes effective for the Company at the beginning of its fiscal year ending on December 31, 2018, with early adoption permitted. The Company adopted this standard in the first quarter of 2017 and applied the new guidance on a retrospective basis to all periods presented. Accordingly, on the Consolidated Statements of Cash Flows, the Company classified $1.0 million of restricted cash in the cash and cash equivalents balance as of December 31, 2017. There was no restricted cash as of December 31, 2016 and 2015.
Recently Issued Accounting Standards Not Yet Adopted
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The ASU is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract. Entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. The ASU becomes effective for the Company at the beginning of its fiscal year ending on December 31, 2018. The Company is currently assessing the impact that this standard will have on its consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which provides guidance for lease accounting. The new guidance contained in the ASU stipulates that lessees will need to recognize a right-of-use asset and a lease liability for substantially all leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. Treatment in the consolidated statement of operations will be similar to the current treatment of operating and capital leases. The new guidance is effective on a modified retrospective basis for the Company at the beginning of its fiscal year ending December 31, 2019. The Company is currently in the process of evaluating the impact of adoption of this standard on its consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force),” which amends ASC 230 to add or clarify guidance on the classification of certain cash receipts and payments in the statement of cash flows. The ASU becomes effective for the Company at the beginning of its fiscal year ending on December 31, 2018. The Company is currently assessing the impact that this standard will have on its consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-01, “Clarifying the Definition of a Business”. The amendment seeks to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, intangible assets and consolidation. This ASU becomes effective for the Company at the beginning of its fiscal year ending on December 31, 2018. The Company is currently assessing the impact that this standard will have on its consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” which simplifies the accounting for goodwill impairments by eliminating step 2 from the goodwill impairment test. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount to that excess, limited to the total amount of goodwill allocated to that reporting unit. The ASU becomes effective for the Company at the beginning of its fiscal year ending on December 31, 2020. The adoption of ASU No. 2017-04 is not expected to have a material impact to the Company’s consolidated financial position, results of operations, equity or cash flows.

3.	Business Combinations
Acquisitions during the periods presented were accounted for as business combinations using the acquisition method of accounting. The results of operations of the acquired businesses have been included in the Company’s consolidated financial statements since the respective dates acquired. Goodwill represents the expected synergies and other benefits of combining the acquired businesses with the Company’s operations.

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

2015 Acquisitions
System Design, Inc.
On April 13, 2015, the Company acquired certain assets of System Design, Inc. (“SDI”). SDI was a provider of information technology solutions to healthcare providers serving medical professionals, payer organizations and pharmaceutical companies. The purchase price of $3,762,742 was funded by cash flows from operations. The Company incurred $216,290 of transaction expenses directly related to the business combination during the year ended December 31, 2015.
The calculation of the purchase price and purchase price allocation is as follows:

Calculation of Purchase Price
Cash consideration	$3,762,742
Total purchase price	$3,762,742

Purchase Price Allocation
Other current assets	$38,264
Goodwill	3,123,936
Amortizable intangible assets	1,730,000
Deferred revenue	(1,129,458)
Total purchase price	$3,762,742
The purchase price allocation resulted in goodwill of $3,123,936, which is deductible for tax purposes. The values allocated to other intangible assets and the weighted average useful lives are as follows:

	Gross Carrying Amount	Weighted Average Useful Life (Years)
Trademarks	$270,000	3
Acquired software	560,000	3
Customer relationships	900,000	12
Total intangible assets	$1,730,000
Purchase accounting was considered final for this acquisition as of April 13, 2016.
OCS Home Care
On December 22, 2015, the Company acquired certain assets of OCS Home Care (“OCS”) from National Research Corporation (“NRC”). OCS is a provider of information technology solutions to healthcare providers serving medical professionals, payer organizations and pharmaceutical companies. The purchase price of $2,254,792 was funded by cash flows from operations. The Company incurred $458,950 of transaction expenses directly related to the business combination during the year ended December 31, 2015.
The calculation of the purchase price and purchase price allocation is as follows:

Calculation of Purchase Price
Cash consideration	$2,254,792
Total purchase price	$2,254,792

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

Purchase Price Allocation
Other current assets	$2,995
Property, plant and equipment	91,140
Goodwill	2,003,517
Amortizable intangible assets	750,000
Deferred revenue	(592,860)
Total purchase price	$2,254,792
The purchase price allocation resulted in goodwill of $2,003,517, which is deductible for tax purposes. The values allocated to other intangible assets and the weighted average useful lives are as follows:

	Gross Carrying Amount	Weighted Average Useful Life (Years)
Trademarks	$110,000	3
Acquired software	390,000	3
Customer relationships	250,000	5
Total intangible assets	$750,000
Purchase accounting was considered final for this acquisition as of December 22, 2016.
2016 Acquisitions
G4 Health Systems, Inc.
On February 25, 2016, the Company acquired substantially all the assets of G4 Health Systems, Inc. (“G4”). G4 is a national provider of next-generation revenue cycle management services and health data analytics for small and mid-sized hospitals, physician offices, and post-acute providers. The purchase price of $5,000,000 was funded by cash flows from operations and equity. The Company incurred $165,905 of transaction expenses directly related to the business combination during the year ended December 31, 2016.
The calculation of the purchase price and purchase price allocation is as follows:

Calculation of Purchase Price
Cash consideration	$4,000,000
Equity interests	1,000,000
Total purchase price	$5,000,000

Purchase Price Allocation
Property and equipment	$10,723
Goodwill	2,979,277
Amortizable intangible assets	2,010,000
Total purchase price	$5,000,000
The purchase price allocation resulted in goodwill of $2,979,277, which is deductible for tax purposes. The values allocated to other intangible assets and the weighted average useful lives are as follows:

	Gross Carrying Amount	Weighted Average Useful Life (Years)
Acquired software	$1,950,000	5
Customer relationships	60,000	10
Total amortizable intangible assets	$2,010,000

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

Purchase accounting was considered final for this acquisition as of February 25, 2017.
eHealth Data Solutions LLC
On March 31, 2016, the Company acquired substantially all the assets of eHealth Data Solutions LLC (“eHDS”). eHDS is a national software company offering tools that increase quality, reduced risk and create higher value and cost-effective resident-centered care using evidence-based decisions for long-term/post-acute care providers. The purchase price of $9,813,566 was funded by cash flows from operations and equity.
The Company incurred $440,838 of transaction expenses directly related to the business combination during the year ended December 31, 2016.
The calculation of the purchase price and purchase price allocation is as follows:

Calculation of Purchase Price
Cash consideration	$7,813,566
Equity interests	2,000,000
Total purchase price	$9,813,566

Purchase Price Allocation
Accounts receivable	$439,330
Prepaid expenses and other current assets	88,440
Property and equipment	118,280
Amortizable intangible assets	4,947,000
Goodwill	5,160,008
Deferred tax assets	54,818
Deferred revenue	(960,000)
Other liabilities	(34,310)
Total purchase price	$9,813,566
The purchase price allocation resulted in goodwill of $5,160,008, which is deductible for tax purposes.
The values allocated to other intangible assets and the weighted average useful lives are as follows:

	Gross Carrying Amount	Weighted Average Useful Life (Years)
Trademarks	$250,000	3
Domain name	17,000	10
Acquired software	3,530,000	5
Noncompetition agreement	50,000	4
Customer relationships	1,100,000	10
Total intangible assets	$4,947,000
Purchase accounting was considered final for this acquisition as of March 31, 2017.
2017 Acquisitions
Shifthound, Inc.
On March 28, 2017, the Company acquired the outstanding shares of Shifthound, Inc. (“Shifthound”). Shifthound is a leader in cloud-based Software as a Service healthcare workforce management solutions and provides applications to improve scheduling effectiveness and operational efficiency. The purchase price of $13,114,391 was funded by cash flows from operations and equity.
The Company deposited $1,000,000 of the purchase price into an escrow account held by a third-party for potential indemnification purposes related to general representations and warranties of the former Shifthound shareholders for a period of 18 months following

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

the effective date of the acquisition. No indemnification claims have been made through December 31, 2017. The Company incurred $556,082 of transaction expenses directly related to the business combination during the year ended December 31, 2017.
The calculation of the purchase price and preliminary purchase price allocation is as follows:

Calculation of Purchase Price
Cash consideration	$9,307,495
Equity interests	3,806,896
Total purchase price	$13,114,391

Purchase Price Allocation
Accounts receivable	$105,962
Prepaid expenses and other current assets	4,235
Deferred tax assets	460,749
Amortizable intangible assets	4,800,000
Goodwill	9,807,695
Accounts payable	(82,862)
Accrued liabilities	(10,402)
Deferred revenue	(135,586)
Contingent consideration arrangements	(1,835,400)
Total purchase consideration	$13,114,391
The purchase price allocation resulted in goodwill of $9,807,695, which is not deductible for tax purposes. The values allocated to other intangible assets and the weighted average useful lives are as follows:

	Gross Carrying Amount	Weighted Average Useful Life (Years)
Trademarks	$50,000	Less than 1 year
Acquired internal-use software	3,610,000	5
Customer relationships	1,070,000	10
Noncompetition agreements	70,000	5
Total intangible assets	$4,800,000
Purchase accounting was considered final for this acquisition as of December 31, 2017.
This acquisition includes certain contingent consideration arrangements which consist of earn-out payments of cash and/or equity which may be paid based on incremental revenue of the acquired business and upon the extension of a certain customer contract. The Company determined the acquisition-date fair value of the future contingent consideration liabilities. The portion of the fair value of the earn-out payments which is allocatable to sellers who became employees of the Company and whose earn-out payment is conditional upon remaining employees of the Company is expensed over the earn-out period and is included in change in contingent consideration valuation on our consolidated statements of operations. During the year ended, December 31, 2017, contingent consideration expense related to this acquisition consisted of $592,516 related to earn-outs not yet complete. See Note 12 for subsequent measurements of these contingent liabilities.
During 2017, a contingent consideration earn-out related to the transfer for a certain customer contract from Shifthound to the Company and renewed for a minimum renewal term of two years past the existing term with the total value of the products and services so contracted equal to or exceeding a threshold, which resulted in 551,724 shares of being delivered to the sellers. The issuance of shares, valued at $7.10 a share, resulted in additional expense of $3,018,269 which is included in change in the contingent consideration valuation line item on our consolidated statements of operations.
As of December 31, 2017, future contingent consideration arrangement payments related to this acquisition will be between $0 and $2,500,000 and between 0 and 431,034 warrants exercisable for shares of equity in 2020. The Company will revalue this

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

contingent consideration each reporting period. Based on the analysis of fair value as of December 31, 2017, the fair value was $3,060,000, of which $1,738,704 is included in other long-term liabilities on the consolidated balance sheets, and $1,321,296 to be expensed over the remainder of the earn-out period, subject to adjustment for changes in fair value. See Note 5 for further information.
Secure Bill Pay, LLC
On July 14, 2017, the Company acquired the outstanding membership units of Secure Bill Pay, LLC, Inc. (“Secure Bill Pay”). Secure Bill Pay provides an all-in-one set of tools to enable service providers to facilitate patient payment throughout the revenue cycle. The purchase price of $12,119,009 was funded by cash flows from operations.
The Company deposited $1,000,000 of the purchase price into an escrow account held by a third-party for potential indemnification purposes related to general representations and warranties of the former Secure Bill Pay owners for a period of 18 months following the effective date of the acquisition. An indemnification receivable of $815,982 has been recorded as of December 31, 2017 related to certain matters identified by the Company. The Company incurred $290,439 of transaction expenses directly related to the business combination during the year ended December 31, 2017.
The calculation of the purchase price and preliminary purchase price allocation is as follows:

Calculation of Purchase Price
Cash consideration	$12,119,009

Purchase Price Allocation
Accounts receivable	$321,046
Prepaid expenses and other current assets	24,852
Property and equipment	4,740
Amortizable intangible assets	5,190,000
Goodwill	6,628,267
Accounts payable	(23,802)
Accrued liabilities	(13,144)
Other liabilities	(12,950)
Total purchase consideration	$12,119,009
The purchase price allocation resulted in goodwill of $6,628,267, which is deductible for tax purposes. The values allocated to other intangible assets and the weighted average useful lives are as follows:

	Gross Carrying Amount	Weighted Average Useful Life (Years)
Trademarks	$430,000	3
Acquired internal-use software	3,420,000	5
Customer relationships	1,270,000	10
Noncompetition agreements	70,000	5
Total intangible assets	$5,190,000
Purchase accounting was considered final for this acquisition as of December 31, 2017.
This acquisition includes certain contingent consideration arrangements which consist of earn-out payments of cash which may be paid to sellers who became employees of the Company and whose earn-out payment is conditional upon remaining employees of the Company based on incremental revenue of the acquired business. The fair value of the earn-out payments is expensed over the earn-out period and is included in change in contingent consideration valuation on our consolidated statements of operations. As of December 31, 2017, future contingent consideration arrangement payments related to this acquisition will be between $0 and $6,250,000 in 2019. Based on the analysis of fair value as of December 31, 2017, the fair value was $3,910,000, of which $382,879 is included in other long-term liabilities on the consolidated balance sheets, and $3,527,121 to be expensed over the remainder of the earn-out period, subject to adjustment for changes in fair value. The Company will revalue this contingent

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

consideration each reporting period. See Note 5 for further information. During 2017, contingent consideration expense related to this acquisition consisted of $382,880 related to earn-outs not yet complete.

4.	Discontinued Operations
During 2014, the Company decided to wind down and exit the operations of Strategic Edge Communications business (“SEC”), which was a subsidiary of a prior acquisition. SEC provided marketing and consumer data to pharmaceutical companies. The decision to exit the SEC business was a result of the Company’s intent to focus attention on healthcare networking services. The exit of the SEC was completed in 2016. Operating results related to SEC operations have been presented in the Company’s statement of operations as discontinued operations and are summarized as follows:

	Years Ended December 31,
	2017	2016	2015
Revenues	$—	$133,117	$1,104,524
Cost of revenue (exclusive of amortization of acquired software)	—	42,663	51,931
Operating expenses	—	8,081	577,156
Amortization of intangibles	—	—	2,971,500
Other	—	701	(2,880)
Income (loss) before income taxes	—	81,672	(2,493,183)
Income tax (expense) benefit	—	(33,363)	962,621
Net income (loss) from discontinued operations	$—	$48,309	$(1,530,562)

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

5.	Supplemental Balance Sheet Information
Additional supplemental balance sheet information is as follows:

	December 31,
	2017	2016
Accounts receivable
Accounts receivable	$17,867,487	$19,040,885
Allowance for uncollectible accounts	(1,089,263)	(3,217,820)
Accounts receivable, net	$16,778,224	$15,823,065
Prepaid expenses and other current assets
Deferred commissions	$2,128,211	$1,778,816
Prepaid expenses	1,998,063	2,539,918
Restricted cash	1,000,000	—
Other current assets	134,312	132,367
	$5,260,586	$4,451,101
Property and equipment
Computers	$4,218,202	$3,737,234
Furniture and equipment	1,103,664	1,586,454
Purchased software	2,226,622	2,349,614
Assets not yet in service	75,104	345,959
Leasehold improvements	1,984,670	1,876,234
	9,608,262	9,895,495
Less: Accumulated depreciation and amortization	(6,242,084)	(4,800,018)
Property and equipment, net	$3,366,178	$5,095,477
Other long-term assets
Deferred commissions	$1,755,075	$1,435,602
Other	2,069,979	524,261
	$3,825,054	$1,959,863
Accrued liabilities
Accrued bonuses	$3,704,596	$3,087,659
Accrued expenses and professional services	1,384,372	1,246,471
Accrued interest	1,771,867	150,321
Accrued benefits	1,097,206	2,420,094
Accrued commissions	383,200	297,241
Accrued lease disposal costs (short-term)	259,516	363,238
Other accrued liabilities	961,256	716,822
	$9,562,013	$8,281,846
Other long-term liabilities
Contingent consideration arrangement liabilities	$2,121,583	—
Accrued lease disposal costs	234,153	497,929
Other	2,485,328	2,374,474
	$4,841,064	$2,872,403

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

The following provides additional information concerning our allowance for uncollectible accounts:

		Additions	Deductions
Description	Balance at Beginning of Year	Charged to Cost and Expense	Credits to Costs and Expenses and Other Accounts	Balance at End of Year
Allowance for uncollectible accounts, deducted from accounts receivable in the balance sheet:
Year ended December 31, 2015	$561,161	$2,532,560	$(532,520)	$2,561,201
Year ended December 31, 2016	$2,561,201	$5,380,301	$(4,723,682)	$3,217,820
Year ended December 31, 2017	$3,217,820	$438,519	$(2,567,076)	$1,089,263
Bad debt expense was $438,519, $5,380,301 and $2,532,560 for the years ended December 31, 2017, 2016 and 2015, respectively, and is included in selling, general and administrative expenses on the consolidated statements of operations. During the year ended December 31, 2016, the Company strengthened its collections policy and program in order to reduce bad debts going forward. Changes included the requirement to cease services and cancel access to the SaaS platform for any customer whose accounts receivable balance becomes 90 days past due. The customers balance is then written off and turned over to a third party collection agency. The changes in policy resulted in significant charges to bad debt expense for the year ended December 31, 2016. Sales allowance expense was $719,728, $543,827 and $508,907 for the years ended December 31, 2017, 2016 and 2015, respectively, and is included as a reduction in revenue.

6.	Intangible Assets, Net
Intangible assets consisted of the following:

	December 31, 2017
	Gross	Accumulated Amortization	Net
Trademarks	$17,627,000	$(17,083,213)	$543,787
Acquired internal-use software	71,890,000	(62,020,669)	9,869,331
Capitalized internal-use software	12,969,043	(3,788,121)	9,180,922
Capitalized internal-use software not yet in service	878,854	—	878,854
Customer relationships	173,800,000	(58,626,859)	115,173,141
Noncompetition agreements	4,190,000	(4,038,997)	151,003
	$281,354,897	$(145,557,859)	$135,797,038

	December 31, 2016
	Gross	Accumulated Amortization	Net
Trademarks	$17,197,000	$(14,266,360)	$2,930,640
Acquired internal-use software	64,860,000	(50,786,817)	14,073,183
Capitalized internal-use software	5,294,034	(741,192)	4,552,842
Capitalized internal-use software not yet in service	1,332,971	—	1,332,971
Customer relationships	171,460,000	(41,892,583)	129,567,417
Noncompetition agreements	4,050,000	(2,842,739)	1,207,261
	$264,194,005	$(110,529,691)	$153,664,314

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

Based on the intangible assets in service as of December 31, 2017, the estimated future amortization expense for each of the next five years is as follows:

Amount
Year ending December 31:
2018	$24,441,983
2019	23,465,189
2020	20,969,665
2021	18,447,404
2022	17,334,794
Thereafter	31,138,003
Total	$135,797,038
During the year ended December 31, 2017, the Company capitalized $7,717,998 of internal-use software, and amortized $3,124,655 of these costs. During the year ended December 31, 2016, the Company capitalized $6,627,005 of internal-use software, and amortized $741,192 of these costs. During the year ended December 31, 2015, the Company did not capitalize any internal-use software, as such costs were not significant, beyond what was capitalized as purchased software in the acquisitions. See Note 3.
During the years ended December 31, 2017 and 2016, the Company determined that certain internal-use software products being developed were no longer likely to be completed and utilized. As a result, the Company recorded impairment charges against the associated development costs that had been capitalized. Total impairments of $166,715, $205,726 and $0 for the years ended December 31, 2017, 2016 and 2015, respectively, are included in Lease exit costs and impairment losses on the consolidated statements of operations.

7.	Goodwill
Changes in the carrying amount of goodwill were as follows:

Balance as of December 31, 2015	$487,775,802
Acquisitions	8,139,285
Purchase price allocation adjustments	(86,384)
Prior period adjustment to goodwill	(172,091)
Balance as of December 31, 2016	495,656,612
Acquisitions	16,435,962
Balance as of December 31, 2017	$512,092,574
The Company completed its quantitative annual goodwill impairment assessments as of December 31, 2017 and 2016, and concluded that there were no impairments of its goodwill during the years ended.

8.	Long-Term Debt and Credit Facility
Long-term debt consisted of the following:

	December 31,
	2017	2016
Senior term note	$375,000,000	$287,314,662
Subordinated term note	150,000,000	103,550,000
Less: Original issuance discount	(2,606,191)	(3,876,035)
Less: Debt issuance costs	(7,475,832)	(7,655,763)
Total outstanding indebtedness	514,917,977	379,332,864
Less: Current portion of long-term debt, net	(2,343,515)	(399,403)
Total long-term debt	$512,574,462	$378,933,461
On December 13, 2017, the Company executed a first lien credit agreement and a second lien credit agreement with Jefferies Finance LLC as administrative agent, collateral agent, swing line lender and L/C issuer. The first lien credit agreement consisted

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

of an initial term loan in the principal amount of $375,000,000 and a revolving credit facility in an initial aggregate principal committed amount of $20,000,000. The initial term loans bear interest equal to LIBOR plus 3.75 percent per year payable quarterly (an interest rate of 5.21 percent for the year ended December 31, 2017). The Company is required to make quarterly principal payments of $937,500 (0.25% annually of the original note amount). A final lump sum payment on the senior note of $349,687,500 is due in December 2024. The second lien credit agreement consists of an initial loan in the principal amount of $150,000,000 that bears interest equal to the LIBOR plus 7.75 percent per year payable quarterly (an interest rate of 9.21 percent for the year ended December 31, 2017). A final lump sum payment on the subordinated note of $150,000,000 is due in December 2025.
Substantially all of the Company’s assets are pledged as collateral for the notes and line of credit. The Company is also required to maintain certain restrictive covenants including, but not limited to, investments, dispositions, limitations on capital expenditures, dividend payments, other debt, change of control, and mergers and acquisitions. It also requires the Company to maintain specified leverage ratios as defined, to the extent any amounts are drawn on the revolving line of credit. The Company was in compliance with all covenants as of December 31, 2017.
The proceeds from the first lien credit agreement and second lien credit agreement loans were used in part to pay the remaining outstanding balance due on the Deutsche Bank senior term note and subordinated notes outstanding, to fund cash to the balance sheet for growth, and to provide funds to pay a dividend to shareholders. See Notes 9 and 14.
During 2017, the Company expensed $6,059,335 of debt issuance costs, $3,055,158 of original issue discount, and other third party fees of $45,702 as a result of the payoff of the Deutsche Bank senior term and subordinated notes. The Company capitalized $7,530,237 of new debt issuance costs and $2,625,000 of original issue discount related to the Jefferies first and second lien credit agreements.
The Deutsche Bank senior term note consisted of a $294,450,000 senior term note with interest equal to the greater of 1.00 percent or LIBOR plus 5.00 percent per year payable quarterly (effective rate of 6.00 percent for the year ended December 31, 2016). The Company was required to make quarterly principal payments of $736,704 (0.25% annually of the original note amount). The Deutsche Bank subordinated term note consisted of $103,550,000 interest-only subordinated term note to Deutsche Bank that bore interest equal to the greater of 1.00 percent or LIBOR plus 8.25 percent per year payable quarterly (effective rate of 9.25 percent for the year ended December 31, 2016). The Company was party to a revolving line of credit agreement with Deutsche Bank for $20,000,000.
There were no outstanding balances on the Company’s revolving credit facilities as of December 31, 2017 or 2016.
There were two letters of credit totaling $1,076,464 and $576,464 outstanding at December 31, 2017 and 2016, respectively.
At December 31, 2017, future maturities of long-term debt are as follows:

	Future Principal Maturities	Amortization of Deferred Financing Costs	Accretion of Discount at Issuance	Total Outstanding Indebtedness
2018	$3,750,000	$(1,005,173)	$(361,333)	$2,383,494
2019	3,750,000	(1,005,173)	(361,333)	2,383,494
2020	3,750,000	(1,007,927)	(362,323)	2,379,750
2021	3,750,000	(1,005,173)	(361,333)	2,383,494
2022	3,750,000	(1,005,173)	(361,333)	2,383,494
Thereafter	506,250,000	(2,447,213)	(798,536)	503,004,251
	$525,000,000	$(7,475,832)	$(2,606,191)	$514,917,977
On April 2, 2018, the Company was acquired by Inovalon Holdings, Inc. A portion of the proceeds from the sale of the Company were used to pay off all outstanding debt of the Company. See Note 15.

9.	Stock-Based Compensation
The Company adopted the 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”) to provide incentives to key employees or directors of the Company. Awards under the 2014 Plan are generally not restricted to any specific form or structure and could include, without limitation, nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, and performance awards. The terms of the option grants are determined by the Board of Directors, but in no event shall the period exceed 10 years from the date of the grant. Options vest and become exercisable over varying periods (generally 4 years), as provided in the individual option agreements. The total number of authorized shares under the 2014 Plan was 11,447,963 shares

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

at December 31, 2017 and 2016, respectively, and 8,856,352 shares at December 31, 2015. On April 2, 2018, the Company was acquired by Inovalon Holdings, Inc. resulting in the 2014 Plan being terminated. See Note 15.
The Company estimates the fair value of share-based awards based on assumptions as of the grant date. The Company recognizes these compensation costs for only those awards expected to vest, on a straight-line basis over the requisite service period of the award, which is generally a vesting term of four years. The Company estimates the number of awards expected to vest based, in part, on historical forfeiture rates and also based on management’s expectations of employee turnover within the specific employee groups receiving each type of award. Forfeitures are estimated at the time of grant and revised in subsequent periods, if actual forfeitures differ from those estimates.
The fair value of each option grant is estimated on the grant date using the Black-Scholes option‑pricing model with the following assumptions and results:

	Years Ended December 31,
	2017	2016	2015
Dividend yield	—%	—%	—%
Expected volatility	42.89%	49.10%	38.70%
Expected life of option (years)[1]	6.1	6.1	6.6
Weighted average risk-free rate	1.90%	1.46%	1.73%
Weighted average grant-date fair value	$2.58	$2.49	$1.46

[1]	The Company uses the simplified method for estimating the estimated life of options due to lack of historical data about future exercise patterns.
Upon a change in control transaction on May 16, 2014, there were fully vested rollover options for 2,120,360 common shares at a weighted average exercise price of $0.63 issued. Rollover options exercised were 0, 358,518 and 375,000 in the years ended December 31, 2017, 2016 and 2015, respectively. Outstanding rollover options were 1,386,842, 1,386,842, and 1,745,360 as of December 31, 2017, 2016 and 2015, respectively.
A summary of new stock option activity for the years ended December 31, 2017, 2016 and 2015 was as follows:

	Options Outstanding	Weighted-Average Exercise Price
Balances at December 31, 2014	$7,028,979	$5.00
Granted	3,450,351	5.00
Forfeited/Expired	(2,696,677)	5.00
Exercised	(26,875)	5.00
Balances at December 31, 2015	7,755,778	5.00
Granted	560,084	5.28
Forfeited/Expired	(741,949)	5.00
Exercised	(24,973)	5.00
Balances at December 31, 2016	7,548,940	5.02
Granted	832,500	5.89
Forfeited/Expired	(164,556)	5.21
Exercised	(88,692)	5.00
Balances at December 31, 2017	$8,128,192	$4.63
The total number of outstanding new and rollover options is 9,515,034, 8,935,782 and 9,501,138 options as of December 31, 2017, 2016 and 2015, respectively.
The weighted average contractual term of options outstanding was 6.6, 7.5 and 8.2 years at December 31, 2017, 2016 and 2015, respectively. Total options exercisable, including rollover options, were 7,115,841, 5,606,800 and 4,233,470 as of December 31, 2017, 2016 and 2015, respectively. The total unrecognized stock-based compensation expense was $5,090,723 as of December 31, 2017, which is expected to be recognized over the next 2.1 years.

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

In December 2017, the Company successfully completed a debt refinancing and recapitalization of $545 million (see Note 8). A dividend of $1.75 per share was paid to all vested option holders as of December 31, 2017 from the proceeds of this debt refinancing, resulting in a one-time charge of $12,453,159, which is included in Additional Paid-In Capital in the Consolidated Statements of Shareholder’s Equity for the year ended December 31, 2017. See Note 14.
Unvested option holders received this dividend in the form of a reduction to their options’ strike price and a future bonus payable upon vesting. Under the guidelines of ASC 718, these changes were a result of an equity restructuring. These reductions in exercise prices lowered the ending weighted-average exercise price for all stock options from $5.11 to $4.63. The total amount of the future bonus payable was $330,332. There were no changes to the terms or vesting schedules of these awards. All outstanding options were impacted by this event. The changes did not result in a modification.
During 2015, the Board of Directors approved modifications to certain outstanding stock options to provide for an extension of the exercise period after a termination event. Most of the modified stock options were previously fully vested. As a result, incremental stock-based compensation expense of $3,982,999 was recognized in 2015 to reflect the additional increase in fair value of the modified awards using the Black-Scholes option-pricing model. There were no stock option modifications during 2016.

10.	Defined Contribution Plan
The Company sponsors a Section 401(k) Plan (the “401(k) Plan”) for substantially all full time U.S. employees of the Company that meet certain eligibility requirements. Employees may contribute up to 80 percent of their compensation to individual accounts within the 401(k) Plan. The Company can elect to match up to 50 percent of the first 6 percent of each employee’s contribution to the 401(k) Plan, subject to IRS limitations. Expense recognized related to Company matching contributions totaled $1,018,638, $718,498 and $552,427 during the years ended December 31, 2017, 2016 and 2015, respectively.

11.	Income Taxes
In December 2017, the Tax Act was enacted which includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. federal corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017. The Tax Act also provides for the acceleration of depreciation for certain assets placed into service after September 27, 2017 and prospective changes beginning in 2018, including repeal of the domestic manufacturing deduction, acceleration of tax revenue recognition, capitalization of research and development expenditures and limitations on the deductibility of interest. As a result of the reduction in the U.S. federal corporate income tax rate, the Company revalued its ending net deferred tax liabilities as of December 31, 2017 and recognized a $12.1 million tax benefit in the Company’s consolidated statements of operations for the year ended December 31, 2017.
The provision for income tax expense (benefit) was as follows:

	Years Ended December 31,
	2017	2016	2015
Federal	$(235,131)	$280,157	$244,649
State	(251,413)	469,241	(263,173)
Current taxes	(486,544)	749,398	(18,524)
Federal	(24,534,246)	(13,458,021)	(14,182,939)
State	(1,085,634)	(1,368,947)	(757,182)
Deferred taxes	(25,619,879)	(14,826,968)	(14,940,121)
	$(26,106,423)	$(14,077,570)	$(14,958,645)

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

The effective income tax rates differ from the federal statutory rate due primarily to the following:

	Years Ended December 31,
	2017	2016	2015
Federal statutory income tax rate	35.00%	35.00%	35.00%
State income taxes, net of federal income tax effect	4.17	2.82	2.48
Enactment of the Tax Act	49.63	—	—
Option bonus payroll	19.98	—	—
Nondeductible contingent consideration	(4.09)	—	—
Acquisition-escrow related tax	1.78	—	—
Other, net	0.73	0.06	(0.93)
Effective income tax rate	107.20%	37.88%	36.55%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows:

	December 31,
	2017	2016
Deferred tax assets
Net operating loss carryforwards	$5,925,429	$1,492,913
Tax credit carryforwards	934,243	113,333
Accued expenses and reserves	1,016,078	3,271,463
Stock based compensation	3,676,001	4,472,125
Deferred rent	253,644	365,035
Other	115,953	278,139
Total deferred tax assets	11,921,348	9,993,008
Deferred tax liabilities
Prepaid expenses	(113,989)	(173,668)
Intangible assets	(30,357,202)	(54,348,621)
Property and equipment	(266,895)	(650,695)
Accrued compensation	(987,231)	(1,249,701)
Total deferred tax liabilities	(31,725,317)	(56,422,685)
Net deferred tax liabilities before valuation allowance	(19,803,969)	(46,429,677)
Valuation allowance	(55,268)	—
Net deferred tax liabilites	$(19,859,237)	$(46,429,677)
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and historical earnings. Based upon the level of historical earnings and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences and carryforwards as of December 31, 2017, except for certain state tax credits which we expect to expire unused. Accordingly, a valuation allowance of $55,268 has been recorded as of December 31, 2017 for these credits.
As of December 31, 2017 the Company had $16.0 million of gross federal net operating losses available for carryforward and $439.9 million of gross state net operating losses available for carryforward with material amounts that will expire at various dates beginning in 2025 which may be applied against future taxable income. As of December 31, 2017, the Company has federal tax credit carryforwards of $746,469 and state credit carryforwards of $393,475 which will expire at various dates beginning in 2034 and 2018, respectively. Change of control provisions as defined in Section 382 of the Internal Revenue Code have been analyzed and are not expected to materially limit the Company’s use of the net operating loss carryforwards or tax credits.

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

The Company records liabilities related to its uncertain tax positions, and recognizes the tax benefit of uncertain tax positions only if it is more likely than not that the position is sustainable upon examination by the taxing authority, based on technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The reserve to uncertain tax positions increased in 2017 primarily due to acquisitions during the year. A reconciliation of the beginning and ending balance of total unrecognized tax benefits is as follows:

	Years Ended December 31,
	2017	2016	2015
Unrecognized tax benefits	$374,461	$419,584	$257,323
Gross increases - tax positions in prior period	27,980	—	—
Gross increases - tax positions in current period	983,604	6,666	162,261
Lapse of statutes	(185,776)	(51,789)	—
Unrecognized tax benefits	$1,200,270	$374,461	$419,584
The Company’s policy is to recognize accrued interest and penalties for unrecognized tax benefits in income tax expense. For the years ended December 31, 2017, 2016 and 2015, total unrecognized tax benefits in an amount of approximately $1,200,000, $374,000 and $420,000, respectively, if recognized would reduce income tax expense and the Company’s effective tax rate.
The Company or its subsidiaries file income tax returns with federal, state and local tax authorities within the United States. With few exceptions, the Company is no longer subject to U.S. federal, state or local examinations by tax authorities for years beginning prior to 2007.

12.	Fair Value Measurements
The carrying value of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and certain accrued expenses, approximate fair value due to their short-term nature. The following table summarizes the fair value of our other financial assets and liabilities that are measured at fair value:

	December 31,
	2017	2016
Book value and estimated fair value of contingent earn-out consideration, long-term	$2,121,583	$—
Book value of debt instruments
Current portion of long-term debt	2,343,515	399,403
Long-term debt, less current portion	512,574,462	378,933,461
Total book value of debt instruments	514,917,977	379,332,864
Fair value of debt instruments	514,917,977	396,209,000
Amount of book value under fair value	$—	$(16,876,136)
The estimated fair value of the contingent earn-out consideration is based on the Company’s own assumptions about future revenues (Level 3 inputs and valuation techniques). The estimated fair value of debt is based on market quotes for instruments with identical terms and remaining maturities (Level 2 inputs and valuation techniques).Accounting Standards Codification (“ASC”) Topic 820 prioritizes the inputs to valuation techniques used to measure fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3	Unobservable inputs for the asset or liability, reflecting the reporting entity’s own assumptions about the assumptions that market participants would use in pricing.

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

The following table presents our financial instruments measured at fair value using unobservable inputs (Level 3):

	Fair Value Measurements Using Unobservable Inputs (Level 3)
	December 31,
	2017	2016
Balance, beginning of period	$—	$—
Contingent consideration attributable to Shifthound acquisition	1,835,400	—
Adjustments included in earnings	4,203,423	—
Settlement of liability with equity	(3,917,240)	—
Total	$2,121,583	$—

13.	Commitments and Contingencies
Operating Leases
The Company leases office space and equipment under operating leases that expire at various times through July 2028. In addition to base rental payments, these leases require the Company to pay its proportionate share of real estate taxes, special assessments, and operating expenses. Many of these leases include provisions that enable the Company to renew the lease, and certain leases are subject to various escalation clauses.
As of December 31, 2017, future minimum lease payments under these operating lease agreements were as follows:

2018	$3,522,374
2019	3,844,136
2020	2,928,989
2021	3,003,801
2022	2,382,465
Thereafter	6,111,196
Total	$21,792,961
Included in the above future minimum lease payments table is approximately $1,841,000 in payments related to operating leases which have been subleased to other parties. Future minimum sublease payments are approximately $722,400, and $509,300 for the years 2018 and 2019, respectively. Costs incurred under operating leases are recorded as rent expense and totaled $2,238,385, $2,013,417 and $2,547,388 for the years ended December 31, 2017, 2016 and 2015, respectively.
Contingencies
The Company is a party to certain claims and litigation in the ordinary course of business. The Company does not believe any of these proceedings will result, individually or in the aggregate, in a material adverse effect upon its financial condition or future results of operations.

14.	Related Party Transactions
During the years ended December 31, 2017 and 2016, the Company received proceeds from the sale/issuance of stock to members of the board of directors and senior management of the Company totaling $393,625 and $0, respectively. In November 2017, a member of the Company’s senior management purchased 100,000 shares of the Company’s stock at a price of $7.10 per share. The purchase was made with $210,000 in cash and an interest bearing note payable from the individual to the Company for $500,000. The unpaid principal balance accrues interest at the rate of 1.85% per annum. The outstanding principal amount and any unpaid interest is due on November 2, 2024.
In November 2017, the Company loaned a total of $434,340 to several employees in order to pay payroll taxes related to equity shares received as part of the Contingent Consideration Arrangement discussed in Note 3. The employees pledged shares of the Company’s stock as collateral. The unpaid principal balance accrues interest at the rate of 2.0% per annum. The outstanding principal amount and any unpaid interest is due on November 6, 2020.
The principal balance and related accrued interest for related party notes is included in prepaid expenses and other current assets, and other long-term assets in the consolidated balance sheets as of December 31, 2017.

Butler Group Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015
__________________________________________________________________________________________________________________________________________________________________________

15.	Subsequent Event
On March 6, 2018, the Company entered into a definitive agreement to be acquired by Inovalon Holdings, Inc., a leading technology company providing advanced, cloud-based platforms empowering a data-driven transformation from volume-based to value-based models across the healthcare ecosystem, for aggregate consideration of $1.2 billion in cash and restricted stock. The transaction closed on April 2, 2018.
Upon close of the transaction, all debt of the Company was paid in full using a portion of the proceeds from the sale of the Company. See Note 8. In addition, all outstanding stock options were automatically vested, canceled and extinguished. If in-the-money, options were converted into the right to receive proceeds from the sale. See Note 9.